Exhibit 99.1

Codexis, Inc.
200 Penobscot Drive
Redwood City, CA 94063
Tel: 650.421.8100
www.codexis.com

Codexis Appoints Interim Chief Executive Officer

Redwood City, CA – February 17, 2012 – Codexis, Inc. (NASDAQ: CDXS), a developer of industrial enzymes to enable the production of biofuels, bio-based chemicals, and pharmaceutical intermediates, today announced that effective immediately, the Board of Directors has appointed Peter Strumph as the company’s interim Chief Executive Officer. Alan Shaw, Ph.D. has resigned as President and Chief Executive Officer and from the Board of Directors to pursue other interests. He will continue to serve as a special advisor to the Board of Directors. The Board of Directors has appointed a special committee that will oversee the CEO search and transition. Heidrick & Struggles has been retained for a worldwide search, which will include both internal and external candidates.

“We are grateful to Alan for his many years of service in leading Codexis from its inception and are pleased that he has agreed to serve as a special advisor to the Board,” said Thomas Baruch, Chairman of the Board for Codexis, Inc. “We are confident that Peter’s executive leadership experience and deep understanding of the business will ensure a smooth transition during our search for a permanent CEO.”

“Codexis has a tremendous leadership team in place, and I am pleased to continue supporting the company as it works to commercialize industrial enzymes in the biofuel, chemical and pharmaceutical industries,” said Dr. Shaw.

Mr. Strumph was the Senior Vice President and Business Head of Pharmaceuticals, where he oversaw a 49% annual increase in pharmaceutical product sales in 2011, as well as the Senior Vice President of Commercial Operations since joining Codexis in 2010. Mr. Strumph has more than twenty years experience in senior manufacturing and operations management in the biopharmaceutical industry, including executive leadership positions for ten years at CV Therapeutics where he managed their operational, development and commercial activities. He is a former Naval officer, and holds an MBA from the University of Pennsylvania’s Wharton School of Business.

About Codexis, Inc.

Codexis, Inc. is a developer of industrial enzymes to enable the production of biofuels, bio-based chemicals and pharmaceutical intermediates. Codexis’ product lines include CodeXyme™ Cellulase Enzymes and CodeXol™ Detergent Alcohol. Partners and customers include global leaders such as Shell, Merck and Pfizer. For more information, see www.codexis.com.

Page | 1

Contacts:

Investors: Jay Sarwar, ir@codexis.com, 650-421-8126

Media: Wes Bolsen, media@codexis.com, 650-421-8100

Page | 2